Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

CHURCH & DWIGHT REPORTS THIRD QUARTER RESULTS

EPS OF $0.47 EXCEEDS OUTLOOK

REVENUES IN-LINE WITH OUTLOOK

FULL YEAR OUTLOOK:  REPORTED EPS GROWTH OF 14% AND 8% ADJUSTED

2016 Third Quarter Results	2016 Full Year Outlook
•Reported sales growth of 1.0%; Organic growth of 1.2%	•Reported/Organic sales of approximately 3%
•Gross Margin expansion of 60 basis points	•Gross Margin expansion of 110 basis points
•Marketing spend increase of 50 basis points	•Reported EPS growth 14%; Adjusted 8%
•Reported EPS growth of 4.4%	•Cash from operations raised to $650MM; +7%

EWING, NJ, NOVEMBER 3, 2016 – Church & Dwight Co., Inc. (NYSE:CHD) today announced third quarter 2016 EPS of $0.47 per share, a 4.4% increase over the prior year quarter exceeding the Company’s outlook.  Results were driven by 1.2% organic sales growth and gross margin expansion.

Third quarter 2016 reported net sales increased $8.9 million or 1.0% to $870.7 million driven by global Consumer net sales growth of 2.2%.  The global Consumer organic sales grew 2.5% driven by 3.0% volume growth.  The Specialty Products business declined 11.3% due to further weakness in the dairy economy which resulted in overall organic sales growth at the lower end of our 1 to 2% outlook.  Total organic sales growth of 1.2% was driven by volume growth of 1.7% partially offset by 0.5% from unfavorable product mix and pricing.

Matthew T. Farrell, President and Chief Executive Officer, commented, “We are pleased with our Consumer organic sales and the company’s earnings growth as our business overcame continued headwinds faced by our Specialty Products business.  Our continued gross margin expansion in the third quarter provided us flexibility with our marketing and promotional investments to protect and grow our brand equities.”

Third Quarter Review

Consumer Domestic reported net sales were $664.8 million, an $8.4 million or 1.3% increase.  Organic sales increased by 0.8% reflecting increased couponing in the quarter, timing of promotions and a minor product recall.  Volume growth contributed 2.1% to organic sales partially offset by a decrease of 1.3% attributable to product mix and pricing.  Brand growth was primarily driven by ARM & HAMMER and OXICLEAN laundry detergent, BATISTE dry shampoo and OXICLEAN additives while partially offset by a decline in FIRST RESPONSE pregnancy test kits and XTRA laundry detergent.  ARM & HAMMER unit dose laundry detergent had its highest quarterly category consumption growth nearly doubling the category growth for the second consecutive quarter while also increasing share.  Product sales through online retailers continues to be strong.  In particular, online vitamin and litter sales more than doubled versus last year.  Four of the ten powerbrands gained share in measured channels in the quarter.

Consumer International reported net sales were $133.8 million, a $9.1 million or 7.3% increase.  Organic sales increased by 12.1%, driven largely by broad based household and personal care sales in the export business,

Canada, Europe and Mexico.  The BATISTE, ARM & HAMMER, TROJAN, and OXICLEAN brands continued strong growth trajectories.  Volume increased 8.3%, while favorable product mix and pricing contributed 3.8%.

Specialty Products reported net sales were $72.1 million, a $8.6 million or 10.7% decrease.  Organic sales decreased by 11.3% as low milk prices resulted in significantly lower volumes in the animal nutrition business.  The low prices are due to an excess global supply of milk and weak exports due to a strong U.S. dollar.

Gross margin increased 60 basis points to 45.4%.  The gross margin increase was driven by lower commodities, productivity programs, the absence of vitamin start-up costs at the York manufacturing facility and the impact of a higher margin acquired business partially offset by increased trade promotional support.

Marketing expense was $98.2 million, an increase of $5.4 million or 5.8%.  Marketing expense as a percentage of net sales increased 50 basis points to 11.3%.

Selling, general, and administrative expense (SG&A) was $101.4 million or 11.6% of net sales, a 30 basis point decline primarily due to timing of R&D spending and lower litigation costs.

Income from Operations on a reported basis was $196.0 million or 22.5% of net sales, a 40 basis point increase.

The effective tax rate was 35.6%, compared to 35.2% last year.  The Company expects the full year effective tax rate to be approximately 35.0%.

Operating Cash Flow

For the first nine months of 2016, net cash from operating activities was $495.0 million, an $86.2 million increase from the prior year due to a decrease in working capital and higher cash earnings.  Capital expenditures for the first nine months were $28.1 million, a $16.6 million decrease from the prior year when the Company was completing the York vitamin plant.

At September 30, 2016, cash on hand was $232.1 million, while total debt was $929.7 million.  The Company continues to have significant financial flexibility for acquisitions.

2016 New Products

Mr. Farrell commented, “Innovation is the key to driving both improved category and share growth and continues to be a big driver of our success.  We launched innovative new products in 2016 while continuing to support prior year launches.  Our 2016 new product launches are performing well including ARM & HAMMER CLUMP & SEAL MICROGUARD clumping cat litter, an entirely new beauty line of adult vitamins under the VITAFUSION brand, exciting new licensing under the L’IL CRITTERS brand driving consecutive share growth in the last two quarters, a new GROOVE condom and new variants of the BATISTE dry shampoo which continues to grow its #1 global share position.  Our OXICLEAN liquid laundry detergent is gaining traction behind strategic promotional support and hit our highest share since launch.”

Share Repurchase Programs

The Board of Directors has authorized a new program under which up to $500 million of the Company's common stock may be repurchased in the future to reduce the number of shares outstanding.  The previously authorized share repurchase program has been terminated. In addition, the Company has a separate evergreen repurchase program that is intended to neutralize dilution associated with the exercise of stock options issued.  Currently, the Company has approximately 258 million shares outstanding.

Mr. Farrell commented, “The share repurchase program reflects the Company’s desire for stockholders to benefit from our continued strong growth and is an indication of our confidence in the Company’s performance.  Importantly, the Company expects to generate significant free cash flow (cash from operating activities less capital expenditures) over the next three years.  Our robust cash flow enables us to deliver higher value directly to our stockholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions.”

Outlook for 2016 and 2017

Mr. Farrell stated, “2016 has been another excellent year.  We are positioned to continue to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.”

With regard to the full year, Mr. Farrell said, “Our global Consumer business continues to perform well.  We now expect reported and organic sales growth at the lower end of our 3-4% range for the total Company which reflects approximately 4% reported and organic sales growth for global Consumer Products partially offset by significantly lower Specialty Products sales.  We continue to expect gross margin to expand by approximately 110 basis points due to continued lower commodity costs and greater distribution efficiencies.  Operating margin is expected to expand approximately 60 basis points when adjusted for the 2015 pension settlement charge.

We are tightening our EPS growth at the lower end of our previous range of 14-15% reported and 8-9% adjusted to 14% and 8%, respectively.  This outlook is top tier within the consumer packaged goods industry.

For the fourth quarter, we expect reported and organic sales growth of approximately 2.5% for global Consumer Products.  The Consumer organic growth will be partially offset by continued headwinds in the Specialty Products business resulting in a net 1-2% reported and organic sales growth for the total Company.  EPS is expected to be $0.42, a 2% increase over the prior year quarter.  The prior year quarter included a $0.01 benefit from the full year 2015 R&D tax credit.”

Mr. Farrell concluded, “Our planning process for 2017 will be finalized over the next several months.  Based on the Company’s current growth momentum, continued focus on innovation, and confidence in gross margin expansion, we expect to achieve high single digit EPS growth in 2017 excluding the adoption impact of an accounting change related to stock option compensation.  This represents top tier results within the consumer packaged goods industry.”

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2016 earnings results on November 3, 2016 at 10:00 a.m. Eastern time.  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 88396286.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This Press Release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the Company’s investments in joint ventures; the impact of acquisitions; capital expenditures; the Company’s share repurchase programs and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category and Henkel AG & Co. KGaA’s (Henkel) entry into the U.S. premium laundry detergent category; Henkel’s acquisition of The Sun Products Co., Inc.; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

All applicable amounts in the condensed consolidated financial statements and related disclosure included in this press release have been retroactively adjusted to reflect the Company’s two-for-one stock split effected September 1, 2016.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net Sales	$870.7	$861.8	$2,597.1	$2,521.2
Cost of sales	475.1	476.0	1,414.5	1,406.8
Gross Profit	395.6	385.8	1,182.6	1,114.4
Marketing expenses	98.2	92.8	310.9	297.4
Selling, general and administrative expenses	101.4	102.4	320.9	312.0
Income from Operations	196.0	190.6	550.8	505.0
Equity in earnings of affiliates	2.5	3.1	6.7	(8.4)
Other income (expense), net	(6.1)	(8.0)	(21.1)	(26.1)
Income before Income Taxes	192.4	185.7	536.4	470.5
Income taxes	68.4	65.3	187.8	169.2
Net Income	$124.0	$120.4	$348.6	$301.3
Net Income per share - Basic	$0.48	$0.46	$1.35	$1.15
Net Income per share - Diluted	$0.47	$0.45	$1.33	$1.13
Dividends per share	$0.177	$0.167	$0.53	$0.51
Weighted average shares outstanding - Basic	258.0	262.2	258.0	262.6
Weighted average shares outstanding - Diluted	262.7	267.2	262.7	267.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Sept. 30, 2016	Dec. 31, 2015
Assets
Current Assets
Cash and Cash Equivalents	$232.1	$330.0
Accounts Receivable	265.3	276.2
Inventories	285.7	274.0
Other Current Assets	21.4	25.8
Total Current Assets	804.5	906.0
Property, Plant and Equipment (Net)	592.7	609.6
Equity Investment in Affiliates	8.0	8.4
Trade Names and Other Intangibles	1,353.2	1,269.5
Goodwill	1,406.1	1,354.9
Other Long-Term Assets	118.2	108.5
Total Assets	$4,282.7	$4,256.9
Liabilities and Stockholders’ Equity
Short-Term Debt	$230.6	$357.2
Other Current Liabilities	555.2	515.5
Total Current Liabilities	785.8	872.7
Long-Term Debt	699.1	692.8
Other Long-Term Liabilities	677.8	668.2
Stockholders’ Equity	2,120.0	2,023.2
Total Liabilities and Stockholders’ Equity	$4,282.7	$4,256.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2016	September 30, 2015

Net Income	$348.6	$301.3

Depreciation and amortization	80.2	76.3
Deferred income taxes	19.8	20.4
Non cash compensation	14.1	14.2
Asset impairment charge and other asset write-offs	0.8	17.9
Pension charge	0.0	8.4
Other	0.7	5.9

Changes in assets and liabilities:
Accounts receivable	13.2	(20.1)
Inventories	(6.5)	(36.5)
Other current assets	3.0	2.7
Accounts payable and accrued expenses	18.8	(3.1)
Income taxes payable	33.4	41.7
Excess tax benefit on stock options exercised	(29.4)	(13.6)
Other	(1.7)	(6.7)
Net cash from operating activities	495.0	408.8

Capital expenditures	(28.1)	(44.7)
Acquisitions	(175.5)	(74.9)
Other	0.8	(3.0)
Net cash (used in) investing activities	(202.8)	(122.6)

Net change in short-term debt	(127.1)	(121.7)
Payment of cash dividends	(137.4)	(131.4)
Stock option related	77.4	36.9
Purchase of treasury stock	(200.0)	(263.1)
Other	(5.6)	(1.0)
Net cash (used in) financing activities	(392.7)	(480.3)

F/X impact on cash	2.6	(18.3)

Net change in cash and cash equivalents	$(97.9)	$(212.4)

2016 and 2015 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2016	9/30/2015	Change
Household Products	$400.7	$391.2	2.4%
Personal Care Products	264.1	265.2	-0.4%
Consumer Domestic	$664.8	$656.4	1.3%
Consumer International	133.8	124.7	7.3%
Total Consumer Net Sales	$798.6	$781.1	2.2%
Specialty Products Division	72.1	80.7	-10.7%
Total Net Sales	$870.7	$861.8	1.0%

	Nine Months Ended		Percent
	9/30/2016	9/30/2015	Change
Household Products	$1,186.8	$1,148.6	3.3%
Personal Care Products	795.6	760.7	4.6%
Consumer Domestic	$1,982.4	$1,909.3	3.8%
Consumer International	397.6	376.0	5.7%
Total Consumer Net Sales	$2,380.0	$2,285.3	4.1%
Specialty Products Division	217.1	235.9	-8.0%
Total Net Sales	$2,597.1	$2,521.2	3.0%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted EPS:

This press release also presents reported EPS excluding a 2015 pension termination charge and the 2015 Natronx impairment charge, namely, earnings per share calculated in accordance with GAAP adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.

Adjusted SG&A:

This press release presents the Company’s outlook for growth in Adjusted SG&A.  Adjusted SG&A, as used in this press release, is defined as selling, general and administrative expenses excluding the 2015 pension settlement charge.  We believe that this metric further enhances investors’ understanding of the Company’s year over year expenses, excluding certain significant one-time items.

Adjusted Operating Income and Margin:

We believe that excluding the 2015 pension settlement charge from operating income and margin provides a useful measure of the Company’s ongoing operating performance growth by excluding a significant one-time event.

Free Cash Flow:

Free cash flow is defined as cash from operating activities less capital expenditures.  Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2016

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	1.0%	2.2%	1.3%	7.3%	-10.7%
Less:
Acquisitions	0.8%	0.9%	0.8%	1.6%	0.0%
Add:
FX / Other	1.0%	1.2%	0.3%	6.4%	-0.6%

Organic Sales Growth	1.2%	2.5%	0.8%	12.1%	-11.3%

	Nine Months Ended 9/30/2016

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.0%	4.1%	3.8%	5.7%	-8.0%
Less:
Acquisitions	0.8%	1.0%	0.8%	1.6%	0.0%
Add:
FX / Other	1.2%	1.3%	0.1%	6.6%	0.9%

Organic Sales Growth	3.4%	4.4%	3.1%	10.7%	-7.1%

CHURCH & DWIGHT CO., INC.

Forecasted SG&A Expenses as Percent of Net Sales
	Year Ending	Year Ending
	December 31, 2016	December 31, 2015	Change

Reported (GAAP)	12.5%	12.4%	+10 bps

2015 Pension Settlement Charge	0	-0.3%	+30 bps

Adjusted (Non GAAP)	12.5%	12.1%	+40 bps

Forecasted Operating Profit Margin Growth
	Year Ending
	December 31, 2016

Reported (GAAP)	+90 bps

2015 Pension Settlement Charge	-30 bps

Adjusted (Non-GAAP)	+60 bps

CHURCH & DWIGHT CO., INC.

Forecasted EPS and Adjusted EPS Growth

For the Year Ending December 31, 2016		For the Year ended December 31, 2015
	Per Share		Per Share	Percent Change

Forecasted EPS Reported Basis (GAAP)	$1.75	EPS Reported (GAAP)	$1.54	14%

2015 Pension Plan Charge	$-	2015 Pension Plan Charge	$0.02

2015 Natronx Impairment Charge	$-	2015 Natronx Impairment Charge	$0.06

Forecasted EPS Reported Basis (GAAP)	$1.75	Adjusted EPS ( Non-GAAP)	$1.62	8%